Organic Plant Health Acquires Kenactiv Innovations of Scottsdale, AZ

CHARLOTTE, N.C., Jan. 25, 2013 /PRNewswire/ -- Organic Plant Health Incorporated (OTCQB: OPHID) ("OPHI"), a Charlotte, North Carolina producer of professional grade organic-based and hybrid turf and garden care products used in residential and commercial applications, has acquired Kenactiv Innovations Inc. ("Kenactiv"), a Scottsdale, Arizona provider of natural fiber based products used in packaging, textiles, automotive parts, oil drilling, plastic composites, agriculture and environmental management.

OPHI and Kenactiv entered into a Share Exchange Agreement, in which Kenactiv issued 50 million shares of Kenactiv common stock (constituting 52% of the outstanding shares of Kenactiv) to OPHI and OPHI issued 54 million shares of OPHI common stock (constituting 97% of the outstanding shares of OPHI), to Kenactiv (the "Exchange").  Shareholders of OPHI prior to the Exchange will own 3% of the outstanding common stock of OPHI following the Exchange.  OPHI will change its name to Kenactiv Innovations Inc. ("Kenactiv Innovations") and its new Board of Directors will consist of Christopher E. Galvin, Billy Styles and Cameron Adair.  Governance of both Kenactiv Innovations and Kenactiv will be controlled by the Board of Directors of Kenactiv Innovations.

The combined entity, Kenactiv Innovations, will bring increased awareness to the benefits of kenaf, a plant with an extremely favorable carbon footprint and a multitude of uses. By replacing petroleum based products and other, less sustainable, natural products with Kenactiv's line of products derived from kenaf, manufactures can greatly reduce their carbon footprint, reduce costs and improve the performance of their products.

"The demand for our natural fiber solutions from the automotive, energy and consumer products sectors has ramped up significantly over the past year," according to Christopher E. Galvin , Kenactiv's Chairman and CEO.  "Becoming a public company through the acquisition by OPHI will enhance our ability to create shareholder value.  We intend to rapidly scale production to support expansion of our revenue base through our DrillWall™, FiberZorb™ and other natural fiber solutions. Our two companies share important synergies and OPHI's portfolio of sustainable lawn and garden products is a great complement to our retail platform."

A broad spectrum of industries increasingly view sustainability as a strategic business advantage because of the increased customer loyalty, reduced operating risks and reduced regulatory burden. Through Kenactiv's innovative natural fiber products, manufacturers can achieve their sustainability goals while improving performance of their products and reducing costs.

"We are very excited to be joining with Kenactiv," noted Billy Styles, founder and President of OPHI. "The potential impact of kenaf in growing our specialty turf, garden and agricultural management products is tremendous. And as a horticulturalist, it will be very gratifying to help drive the improved sustainability of other industries through the use of natural fibers. Having access to Kenactiv's operational, financial and management expertise will also be a great asset to us as we build on our regional success bringing authentically sustainable solutions for responsible turf and garden care to a broader market."

Christopher E. Galvin , Chairman and CEO of Kenactiv is appointed Chairman, President and Chief Executive Officer of Kenactiv Innovations, David Querciagrossa , of Kenactiv, is appointed Chief Financial Officer of Kenactiv Innovations, and Michael J. Sinnwell, Jr. , also of Kenactiv, is appointed Chief Operating Officer. Billy Styles, founder of OPHI, will serve as President of the division focused on Kenactiv Innovations' lawn and garden division, and Alan Talbert, of OPHI, becomes Vice President of Operations of that division

About Kenactiv Innovations Inc.

Kenactiv Innovations Inc. ("Kenactiv") is a manufacturer of products made from kenaf supplying rapidly expanding U.S. industrial and consumer demand for natural fiber solutions. Kenaf is a rapidly renewable crop with an extremely favorable environmental footprint and applications in a broad range of industries. Kenactiv's innovative processes and technologies activate the tremendous power of kenaf to make many of the products the world relies on better while also reducing the environmental impact of manufacturing, distributing and disposing of them. The Company, headquartered in Scottsdale (AZ), was founded in 2008 in Snow Hill (NC) where it owns and operates a 160,000 square foot manufacturing facility.

About Organic Plant Health, Inc.

OPHI was founded in Charlotte, NC in 2007 by Billy Styles and Alan Talbert. The Company produces, distributes and sells organic based, natural and environmentally responsible products for the continual care of the urban and suburban landscape. Its products consist of granular and liquid fertilizers, soil conditioners, pest control products and select garden supplies. The products are specially formulated to support and restore the diverse nutrient balance characteristic of a naturally robust soil environment without the detrimental effects of many conventional and synthetic lawn and garden products.

FORWARD-LOOKING STATEMENTS

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to Organic Plant Health Inc. are intended to identify such forward-looking statements. Organic Plant Health Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in OPHI's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

website: www.kenactiv.com

SOURCE Kenactiv Innovations, Inc.

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